Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2016 RESULTS

KAPALUA RESORT, Hawaii, November 2, 2016 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $2.5 million, or $0.13 per share, for the third quarter of 2016, compared to net income of $9.7 million, or $0.51 per share for the third quarter of 2015. The Company reported total operating revenues of $6.1 million and $14.5 million during the third quarters of 2016 and 2015, respectively.

For the nine months ended September 30, 2016, the Company reported net income of $14.4 million, or $0.76 per share, compared to net income of $7.7 million, or $0.41 per share, for the nine months ended September 30, 2015. The Company reported total operating revenues of $27.0 million and $20.0 million during the nine months ended September 30, 2016 and 2015, respectively.

In August 2016, the Company sold a five-acre, fully-entitled 42-unit workforce housing project located in West Maui for $3.0 million. The sale resulted in a gain of approximately $2.8 million.

In June 2016, the Company sold a 304-acre, fully-entitled working-class community project located in West Maui, commonly referred to as Pulelehua, for $15.0 million. The sale resulted in a gain of approximately $14.3 million.

In September 2015, the Company sold the 25-acre Kapalua Golf Academy parcel and related facilities for $12.0 million. The sale resulted in a gain of approximately $10.5 million.

Proceeds from these sales were used to reduce the Company’s outstanding bank debt.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our operating results for the third quarter of 2016 will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended September 30,
	2016	2015
	(in thousands except per share amounts)

OPERATING REVENUES
Real estate
Sales	$3,000	$12,000
Commissions	210	54
Leasing	1,680	1,311
Utilities	813	785
Resort amenities and other	359	330
Total operating revenues	6,062	14,480

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	225	1,487
Other	217	129
Leasing	1,120	456
Utilities	689	579
Resort amenities and other	167	207
General and administrative	648	609
Share-based compensation	67	52
Depreciation	498	491
Pension and other postretirement expenses	(257)	76
Total operating costs and expenses	3,374	4,086

OPERATING INCOME	2,688	10,394
Interest expense	(213)	(731)
NET INCOME	$2,475	$9,663
Pension, net of income taxes of $0	974	210
COMPREHENSIVE INCOME	$3,449	$9,873

NET INCOME PER COMMON SHARE
--BASIC AND DILUTED	$0.13	$0.51

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate
Sales	$18,000	$12,000
Commissions	876	377
Leasing	4,572	4,148
Utilities	2,539	2,409
Resort amenities and other	1,030	1,105
Total operating revenues	27,017	20,039

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	972	1,487
Other	1,126	546
Leasing	2,377	1,610
Utilities	1,909	1,774
Resort amenities and other	673	686
General and administrative	1,698	1,677
Share-based compensation	741	745
Depreciation	1,486	1,604
Pension and other postretirement expenses	311	229
Total operating costs and expenses	11,293	10,358

OPERATING INCOME	15,724	9,681
Interest expense	(1,327)	(1,944)
NET INCOME	$14,397	$7,737
Pension, net of income taxes of $0	1,481	632
COMPREHENSIVE INCOME	$15,878	$8,369

NET INCOME PER COMMON SHARE
--BASIC AND DILUTED	$0.76	$0.41